EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
PepsiAmericas, Inc.
We consent to the use of our reports dated March 3, 2009, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive (loss) income, and cash flows for each of the fiscal years 2008, 2007 and 2006, and the effectiveness of internal control over financial reporting as of January 3, 2009, incorporated herein by reference.
/s/ KPMG LLP
May 15, 2009
Minneapolis, Minnesota